Exhibit 99.1

MARINUS PHARMACEUTICALS PROVIDES BUSINESS UPDATE AND REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

RADNOR, PA, November 13, 2014 (Globe Newswire) — Marinus Pharmaceuticals, Inc. (Nasdaq:MRNS), a biopharmaceutical company dedicated to the development of innovative neuropsychiatric therapeutics, today provided a business update and announced its financial results for the third quarter ended September 30, 2014.

“We are pleased with the ganaxolone developments and company accomplishments that occurred in the third quarter which pave the way towards achieving several important milestones for Marinus,” commented Christopher M. Cashman, Chairman and CEO of Marinus Pharmaceuticals.  “With the successful completion of our initial public offering during the third quarter, we are now funded to deliver on key near term clinical results that we believe to be drivers to unlocking the value within our ganaxolone franchise.”

Pipeline Highlights:

Ganaxolone in Adult Focal Onset Epileptic Seizures:

Marinus is currently conducting Phase 3 clinical trial evaluating ganaxolone in adult patients with drug-resistant focal onset epileptic seizures. Marinus is onboarding four new geographies to double the number of study sites, and plans to enroll up to 300 patients in the United States, Australia, Bulgaria, Germany, Poland and Russia.  Data from this Phase 3 study are anticipated in the second half of 2015.

Ganaxolone in Orphan Indications –PCDH19 Female Pediatric Epilepsy and Fragile X Syndrome:

Marinus is preparing to initiate a Phase 2 proof-of-concept, open-label clinical trial in up to ten patients with PCDH19 female pediatric epilepsy.  PCDH19 is a rare disorder in which a mutation of the PCDH19 gene causes deficits in GABAergic signaling, which are believed to lead to clusters of seizures that can last from one day to weeks that contribute to developmental delay, intellectual disability and behavioral problems. Although formal epidemiologic data is not available, results from diagnostic screenings indicate that approximately 10% of girls who have seizure onset before five years of age have PCDH19 mutations. Marinus anticipates releasing top-line data from the initial tranche of patients in the first half of 2015.

In addition, enrollment is progressing with the ongoing investigator-sponsored Phase 2 proof-of-concept pediatric clinical trial evaluating ganaxolone as a treatment for behaviors in Fragile X Syndrome (FXS). FXS is a genetic condition that causes intellectual disability, anxiety, and behavioral challenges.  Currently, there are no known cures or approved therapies for FXS. Top-line results are anticipated in mid-2015.

Other Formulations of Ganaxolone:

To date, ganaxolone has been administered in over 1,000 patients in oral capsule and suspension dose forms.  Marinus is conducting the requisite pre-clinical experiments necessary to ready the intravenous formulation of ganaxolone for human clinical testing.  Ganaxolone IV is being developed for the hospital in-patient setting as a compliment to existing oral dose forms for potential use in step-down therapy and for other acute care indications.

Financial Update

Marinus reported net losses of $1.7 million and $7.2 million for the three and nine months ended September 30, 2014, respectively, compared to $1.2 million and $3.9 million for the same periods in the prior year.  Cash used in operating activities was $6.6 million for the nine months ended September 30, 2014 compared to $3.5 million for the same period a year ago.

Research and development expenses increased to $1.6 million and $6.5 million for the three and nine months ended September 30, 2014, respectively, compared to $1.0 million and $3.0 million for the same periods in the prior year. The increases resulted primarily from an increase in clinical costs related to our ongoing clinical trial of ganaxolone in patients with focal onset seizures that commenced at the end of 2013.  Substantially all research and development expenses relate to our clinical trial in focal onset epileptic seizures.

General and administrative expenses increased to $0.9 million and $1.8 million for the three and nine months ended September 30, 2014, respectively, compared to $0.3 million and $0.9 million for the same periods in the prior year. The increases in general and administrative expenses were primarily due to the hiring of new management and the upward scaling of our operations in connection with both our new public company status and ongoing clinical trial of ganaxolone in patients with focal onset seizures that commenced during 2013.

At September 30, 2014, the Company had cash and cash equivalents of $47.1 million, compared to $10.0 million at December 31, 2013.  The increase was primarily due to $41.2 million in net proceeds received from the sale of 5,758,000 shares of common stock through the initial public offering that the Company completed during the third quarter. The Company believes that its cash and cash equivalents as of September 30, 2014 is adequate to fund operations into 2016.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development of innovative neuropsychiatric therapeutics. The Company’s clinical stage drug candidate, ganaxolone, is a novel synthetic analog of the endogenous neurosteroid, allopregnanolone.  Ganaxolone is known for its anticonvulsive and antianxiety effects, and was designed to avoid hormonal side-effects associated with endogenous neurosteroids.  Ganaxolone is presently being studied in a multinational, randomized, placebo-controlled, Phase 3 clinical trial in adult subjects for adjunctive treatment of partial-onset seizures.  The Company currently has a Phase 2 proof-of-concept pediatric clinical trial in progress for ganaxolone as a treatment for behaviors in Fragile X Syndrome and is initiating a Phase 2 proof-of-concept clinical study later this year for the treatment of PCDH19 female pediatric epilepsy. Both Fragile X Syndrome and PCDH19 female pediatric epilepsy are potential orphan disorders that have been related to mutations affecting neurosteroid signaling at extrasynaptic GABAA receptors.  For additional information, please visit the Company’s website at www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward looking statements contained in this press release include, among others, statements regarding our expectations regarding our development plans for our product candidate, including optimizing a product’s formulation and the clinical trial testing schedule, including clinical trial expansion into new geographic areas and attaining milestones within a particular time frame.  Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical trials, the timing of the clinical trials, enrollment in clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, and other matters, including the development of formulations of ganaxolone, that could affect the availability or commercial potential of our drug candidates. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:          Lisa M. Caperelli

Senior Director, Investor Relations & Corporate Communications

Marinus Pharmaceuticals, Inc.

(484) 801-4674

lcaperelli@marinuspharma.com

MARINUS PHARMACEUTICALS, INC.

SELECTED FINANCIAL DATA (unaudited)

	September 30, 2014	December 31, 2013

ASSETS
Cash and cash equivalents	$47,105,069	$10,037,123
Other assets	455,809	1,786,822
Total assets	$47,560,878	$11,823,945
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Total current liabilities	1,335,386	2,365,770
Notes payable	2,000,000	—
Total liabilities	3,335,386	2,365,770
Total stockholders’ equity (deficit)	44,225,492	(60,382,031)
Total liabilities and stockholders’ equity (deficit)	$47,560,878	$11,823,945

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Expenses:
Research and development	$1,568,740	$1,008,469	$6,537,617	$3,020,884
General and administrative	868,301	313,421	1,827,658	869,207
Loss from operations	(2,437,041)	(1,321,890)	(8,365,275)	(3,890,091)
Change in fair value of warrant liability	794,342	91,583	1,191,514	91,583
Interest income	3,794	6,368	6,330	13,856
Interest expense	(29,461)	—	(58,617)	(90,577)
Net loss	(1,668,366)	(1,223,939)	(7,226,048)	(3,875,229)
Cumulative preferred stock dividends	(372,345)	(1,028,837)	(2,545,334)	(2,754,872)
Net loss applicable to common stockholders	$(2,040,711)	$(2,252,776)	$(9,771,382)	$(6,630,101)
Per share information:
Net loss per share of common stock—basic and diluted	$(0.22)	$(4.58)	$(2.79)	$(13.50)
Basic and diluted weighted average shares outstanding	9,449,355	492,319	3,499,808	490,972